Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
VERTRUE INCORPORATED,
VELO HOLDINGS INC.
and
VELO ACQUISITION INC.
Dated as of March 22, 2007

TABLE OF CONTENTS

		Page
	ARTICLE I

	The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	2
1.3.	Effective Time	2

	ARTICLE II

	Certificate of Incorporation and By-laws of the Surviving Corporation

2.1.	The Certificate of Incorporation	2
2.2.	The By-laws	2

	ARTICLE III

	Officers and Directors of the Surviving Corporation

3.1.	Directors	3
3.2.	Officers	3

	ARTICLE IV

	Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Treatment of Stock Plans	6
4.4.	Adjustments to Prevent Dilution	7

	ARTICLE V

	Representations and Warranties

5.1.	Representations and Warranties of the Company	7
5.2.	Representations and Warranties of Parent and Merger Sub	26

	ARTICLE VI

	Covenants

6.1.	Interim Operations	29
6.2.	Acquisition Proposals	32

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 22, 2007, among Vertrue Incorporated, a Delaware corporation (the “Company”), Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”, the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).
RECITALS
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have unanimously approved and declared advisable this Agreement;
          WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of the Company to enter into this Agreement, each of One Equity Partners II, L.P., Oak Investment Partners XII, L.P., Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. (the “Guarantors”) is entering into a guarantee with the Company (a “Guarantee”), pursuant to which each of such Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
The Merger; Closing; Effective Time
          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall

1

continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”).
          1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
          1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties hereto in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).
ARTICLE II
Certificate of Incorporation and By-laws
of the Surviving Corporation
          2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Merger except that Article I thereof shall read “The name of the Corporation is Vertrue Incorporated” and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.
          2.2. The By-laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III
Officers and Directors
of the Surviving Corporation
          3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.
          3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.
ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates
          4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:
          (a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn or lost appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive (subject to applicable withholding tax pursuant to Section 4.2(g)) $48.50 per Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

          (b) Cancellation of Excluded Shares. Each Excluded Share referred to in Sections 4.1(a)(i) and 4.1(a)(ii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject, as applicable, to the right of each Excluded Share referred to in Section 4.1(a)(ii) to receive the payment to which reference is made in Section 4.2(f).
          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
          4.2. Exchange of Certificates. (a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation or Parent, at Parent’s discretion. To the extent that the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace, restore or increase, as applicable, the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).
          (b) Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV, subject to applicable Law in the case of Dissenting Stockholders.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

          (f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be treated in accordance with Section 262 of the DGCL and, as applicable, shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or approve (if required) any withdrawal of any such demands.
          (g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall (i) be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.
          4.3. Treatment of Stock Plans. (a) Options. At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.
          (b) Restricted Share. At the Effective Time, each outstanding share of restricted stock (each, a “Restricted Share”) under the Stock Plans, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of such Restricted Shares immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

          (c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the executive officer development and compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions to implement the provisions of Sections 4.3(a) and 4.3(b).
          4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.
ARTICLE V
Representations and Warranties
          5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Section 5.1 to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of

Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means a material adverse effect on (x) the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement; provided, however, that a determination of whether there has been a Company Material Adverse Effect under clause (x) above shall not take into account any effect to the extent resulting from:
     (A) changes after the date hereof in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism;
     (B) changes after the date hereof that are the result of factors generally affecting any industry in which the Company and its Subsidiaries operate;
     (C) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources or suppliers caused by the announcement or pendency thereafter of the transactions contemplated by this Agreement, including any litigation or other proceeding arising therefrom, any change in the Company’s credit ratings (provided that this credit rating exception shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change in credit ratings has resulted in, or contributed to, a Company Material Adverse Effect);
     (D) any actions taken by the Company and its Subsidiaries in accordance with the terms of this Agreement to obtain approval under applicable antitrust or competition laws for consummation of the Merger;
     (E) changes in any Laws or GAAP or official interpretation thereof after the date hereof;
     (F) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and
     (G) after the date hereof a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect.
Unless, in the case of the foregoing clauses (A), (B) and (E), such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies in the same industries in which the Company or its Subsidiaries operate.
          (b) Capital Structure. The authorized capital stock of the Company consists of 80,000,000 Shares, of which 9,713,309 Shares were outstanding as of the close of business on March 20, 2007, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding as of the date hereof. Since the close of business on March 20, 2007, the Company has not issued any Shares other than the issuance of Shares upon the exercise of Company Options outstanding, the settlement of Restricted Share and conversion of the 5.50% Convertible Senior Subordinated Notes due 2010 (the “Convertible Notes”), and has not issued or granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of March 20, 2007, other than (i) 2,628,231 Shares reserved for issuance under the 1995 Executive Officers’ Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1996 Stock Option Plan, 1996 Employee Stock Purchase Plan, 2005 Equity Incentive Plan and 2006 Restricted Stock Plan for Non-Employee Directors (collectively, the “Stock Plans”), (ii) 2,229,654 Shares subject to issuance upon conversion of the Convertible Notes, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock and stock purchase rights outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in Section 5.1(b)(i) of the Company Disclosure Letter and expect for shares issuable upon conversion of the Convertible Notes, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, redeem or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, or contractual obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of its capital stock and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the

Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock (other than director qualifying shares) of such Subsidiary are owned by the Company (or a wholly owned Subsidiary of the Company).
     (c) Corporate Authority; Approval and Fairness.
     (i) Assuming that the representations of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
     (ii) The board of directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of its financial advisor Jefferies Broadview (and the special committee of the board of directors of the Company has received the opinion of its financial advisor FTN Midwest Securities), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinions, to such holders. It is agreed and understood that such opinions are for the benefit of the Company’s board of directors and the special committee of the board of directors of the Company, as applicable, and may not be relied on by Parent or Merger Sub. Assuming that the representations of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, the board of directors of the Company has (x) taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, and (y) resolved to elect, to the extent permitted by applicable Law, not to be subject to any other Takeover Statutes of any jurisdiction that may purport to be applicable to this Agreement.
     (d) Governmental Filings; No Violations; Certain Contracts.
     (i) Other than the filings, notices and/or approvals (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, (D) under the Competition Act (Canada) and the Bank Act of Canada (the “Canadian Approvals”), (E) other applicable antitrust Laws and (F) under the rules of NASDAQ National Market (“NASDAQ”) (collectively, the “Company Approvals”), no notices, applications, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any U.S. domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any of their respective assets or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material

Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     (e) Company Reports; Financial Statements.
     (i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since June 30, 2005 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comments. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
     (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
     (iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments, none of which are expected to be material), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as may be noted therein.
     (iv) The Company and its Significant Subsidiaries have implemented and maintain a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has provided Parent prior to the date hereof with all such disclosures to the Company’s outside auditors and the audit committee of the board of directors of the Company.
          (f) Absence of Certain Changes. Except as and to the extent set forth in the Company Reports filed prior to the date hereof, since June 30, 2006, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses. Except, solely with respect to clauses (ii) though (xii) of this Section 5.1(f), as and to the extent set forth in the Company Reports filed prior to the date hereof, but only to the extent such disclosure is reasonably apparent on its face to be applicable to such clauses, since June 30, 2006, there has not been:
     (i) any change in the financial condition, properties, assets, liabilities, business or results of the operations of the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
     (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the

Company or any of its Subsidiaries, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
     (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company);
     (iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;
     (v) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;
     (vi) any action that, if taken after the date hereof without the prior approval of Parent, would constitute a breach of Section 6.1(xiv) hereof;
     (vii) any amendment to or change of the certificate of incorporation or bylaws of the Company or equivalent organizational document of any material Subsidiary of the Company;
     (viii) any incurrence of indebtedness or issuance of any debt security or guarantee by the Company or any of its Subsidiaries, in each case, outside the ordinary course of business consistent with past practice;
     (ix) any payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) outside the ordinary course of business consistent with past practice;
     (x) any adoption or entrance into a plan of complete or partial liquidation, dissolution, merger, consolidation, acquisition, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company;
     (xi) a change in any material respect to its debt collection practices; or
     (xii) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries.
     (g) Litigation and Liabilities.
     (i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations,

inquiries or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity. Section 5.1(g) of the Company Disclosure Letter sets forth all settlement agreements between the Company and any Governmental Entity. To the Knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.
     (ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of December 31, 2006 included in the Company Reports filed prior to the date hereof, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2006, (C) incurred in connection with the Merger or any other transaction contemplated by this Agreement or (D) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.
          (h) Employee Benefits.
     (i) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company under which there is a continuing financial obligation of the Company or any Subsidiary, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the

“Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of the Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan that has received a favorable opinion letter from the Internal Revenue Service (the “IRS”) has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.
     (ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”), are in compliance in all material respects with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws and each Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms. Each U.S. Benefit Plan, which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
     (iii) Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).
     (iv) Neither the Company, any Subsidiary of the Company or any ERISA Affiliate has, at any time with respect to which any statute of limitations remains open, contributed to or been required to contribute to, or incurred any withdrawal liability within the meaning of Section 4201 of ERISA (including any contingent withdrawal liability by reason of a transaction described in Section 4204 of ERISA) to, any Multiemployer Plan.

     (v) There is no material pending or, to the Knowledge of the Company, threatened claim or litigation relating to the Benefit Plans, other than routine claims for benefits, nor are there any material pending or, to the Knowledge of the Company, threatened investigations by any Governmental Entity involving the Benefit Plans or termination proceedings instituted by any Governmental Entity involving the Benefit Plans.
     (vi) The Company, each Subsidiary of the Company and each ERISA Affiliate have been in material compliance with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of the Company or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.
     (vii) Except as listed on Schedule 5.1(h)(vii) of the Company Disclosure Letter, the execution of this Agreement will not result in any payment under any Benefit Plan, to any employee, former employee, director or agent of the Company, any Subsidiary or any ERISA Affiliate, either alone or in conjunction with any other payment, which will be an excess parachute payment under section 280G of the Code.
     (viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law and the terms of each such Plan. All material Non-U.S. Benefit Plans are listed on Schedule 5.1(h)(vii) of the Company Disclosure Letter. True and complete copies of all Non-U.S. Benefit Plans have been made available to Parent. There is no material pending, or to the Knowledge of the Company threatened, claim or litigation relating to the Non-U.S. Benefits Plans, nor are there any material pending or, to the Knowledge of the Company, threatened investigations by any Governmental Entity involving the Non-U.S. Benefits Plans or termination proceedings instituted by any Governmental Entity involving the Non-U.S. Benefit Plans.
          (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (j) Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or By-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.
          (k) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental Law; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of their respective businesses as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two years; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any Environmental Law.
          As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of any Hazardous Substances, in each case as presently in effect.
          As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.
          (l) Taxes.
     (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed on or before the Closing by any of them except where such failures to so prepare or file Tax Returns, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect and all such filed Tax Returns are complete and accurate in all material respects, (B) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and except where such failure to so pay or withhold, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.
     (ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended June 30, 2005, 2004 and 2003. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary of the Company, except Liens for Taxes not yet due and payable. There are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Subsidiary of the Company and any taxing authority. No claim has been made in writing by a taxing authority in a jurisdiction in which the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of Company is or may be subject to taxation in that jurisdiction.
     (iii) The Company and each Subsidiary of the Company have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and each Subsidiary of the Company through the date of this Agreement.
     (iv) Neither the Company nor any Subsidiary of the Company (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), (C) has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code, (D) is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement regarding Taxes with any entity not included in the Company Reports, (E) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing, (F) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing, (G) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (determined without regard to whether such transaction is a “reportable transaction” under such regulation) or (H) will be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or any similar transaction that has occurred prior to the Closing Date.
          As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, any liability for taxes, levies or other like assessments, charges, fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including agreement), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
          (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other material Contract with a labor union or labor organization (a “CBA”), nor are there any employees of the Company or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the Knowledge of the Company, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union, works council or representative body. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.
          (n) Intellectual Property.
     (i) Section 5.1(n)(i) of the Company Disclosure Letter sets forth a complete and correct list of (A) all registrations and applications for registration of all trademarks, copyrights and patents owned by the Company or its Subsidiaries, specifying, as to each such item, as applicable, the registered owner, jurisdiction and number of each such application and/or registration, (B) all material software applications owned by the Company or its Subsidiaries, and (C) all material unregistered trademarks owned by the Company or its Subsidiaries.
     (ii) Section 5.1(n)(ii) of the Company Disclosure Letter sets forth a complete and correct list of all material agreements under which the Company and its Subsidiaries (A) use or have the right to use any Intellectual Property owned by a third party (other than agreements for commercially available software that are subject to “shrink wrap” or other similar user licenses, or non-exclusive trademark licenses that are incidental to the sale or purchase of goods) or (B) have licensed or sublicensed to others the right to use any Intellectual Property owned by the Company or its Subsidiaries (other than (x) non-exclusive end user licenses granted to the Company’s customers in the ordinary course of business, (y) non-exclusive limited use trademark licenses granted to the clients, distributors or strategic partners of the Company or its Subsidiaries in the ordinary course of business, or (z) any non-disclosure agreements entered into in the ordinary course of business).
     (iii) The Company and its Subsidiaries have exclusive right, title and interest in and to all Intellectual Property set forth on Section 5.1(n)(i) of the Company Disclosure Letter, free and clear of any Lien. The registrations of all material Intellectual Property set forth on Section 5.1(n)(i) of the Company Disclosure Letter are held and/or recorded in the Company’s or a Company Subsidiary’s name, and are, to the Knowledge of the Company, validly registered, legally enforceable and in full force, and not subject to any cancellation or reexamination proceeding.
     (iv) (A) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as presently conducted and which is material to the conduct of each such business, and (B) all of such rights shall survive materially unchanged the consummation of the transactions contemplated by this Agreement. As of the date hereof, no claim which could reasonably be expected to be material to the conduct or operation of the business of the Company or any of its Subsidiaries receiving the claim, has been asserted or, to the Knowledge of the Company, threatened against the Company or such Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of or licensed right to use any Intellectual Property. Neither the Company nor any Subsidiary is party to any settlement agreement or court order restricting its use of any Intellectual Property or otherwise involving any Intellectual Property. To the Knowledge of the Company, no person is violating any Intellectual Property owned by the Company or its Subsidiaries.
     (v) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain all material Intellectual Property used or held for use by the Company and its Subsidiaries in their respective businesses as currently conducted, and to preserve the confidentiality of any Intellectual

Property, the value of which is dependent upon maintaining the confidential nature thereof.
     (vi) The Company and its Subsidiaries have in place and practice a policy by which any Intellectual Property developed in whole or in part by any employee of the Company or its Subsidiaries within the scope of his or her employment is owned by the Company or its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable steps to have each outside consultant who is or has been involved in the development of any Intellectual Property enter into an appropriate agreement assigning to the Company or to any of its Subsidiaries all rights to any Intellectual Property developed on behalf of the Company or such Subsidiary by such outside consultant in the course of his or her engagement.
     (vii) The Company and each of its Subsidiaries have in place written internal guidelines for the use, processing, confidentiality, and security of customer data consistent with contractual commitments of the Company and its Subsidiaries and privacy policies published to customers. Except as would not be reasonably likely to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries enforce such guidelines; and (ii) the practices of the Company and its Subsidiaries regarding the collection, dissemination and use of personal information in connection with their respective businesses are and have been in accordance in all material respects with the privacy policies published by the Company and its Subsidiaries or otherwise communicated by the Company and its Subsidiaries to their respective customers and the privacy restrictions imposed on the Company or its Subsidiaries pursuant to contracts with customers, vendors and other third parties.
     (viii) For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin and all goodwill associated therewith and symbolized thereby; (B) inventions, improvements and discoveries, and all patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom; (C) confidential information, trade secrets and know-how; (D) published and unpublished works of authorship, and copyrights therein and thereto; (E) computer software and firmware, including data files, source code, application programming interfaces, object code and software-related specifications and documentation; (F) databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records; and (G) all other intellectual property or proprietary rights; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.
          (o) Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. All material fire and casualty, general liability, director and officer liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (p) Material Contracts.
     (i) Section 5.1(p) of the Company Disclosure Letter lists, and the Company has made available to Parent, true, correct and complete copies of, all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which:
          (A) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation) (x) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product or (y) to purchase or acquire an interest in any other entity, and in each case is material to the businesses of the Company and its Subsidiaries, taken as a whole, except, in each case, for any such Contract that may be canceled by the Company or such Subsidiary without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less;
          (B) with respect to a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, is material to the businesses of the Company and its Subsidiaries, taken as a whole;
          (C) involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate or foreign currency protection Contract, and in each case the amount such Contract relates to is in excess of $1 million;
          (D) other than solely among wholly-owned Subsidiaries of the Company, relates to (x) indebtedness for borrowed money and having an outstanding principal amount in excess of $1 million or (y) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, and in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $1 million;
          (E) was entered into after June 30, 2006 or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or any capital stock or other equity interests of another Person;
          (F) by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $10 million per year;
          (G) with respect to any acquisition, pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations that could result in payments in excess of $1 million, or (y) any “earn-out” or other contingent payment obligations that could result in payments in excess of $1 million; and
          (H) involves any directors or executive officers of the Company (or to the Knowledge of the Company, any of the Company’s controlled affiliates) that cannot be cancelled by the Company (or the applicable Subsidiary of the Company) within 30 days’ notice without liability, penalty or premium.
     Each Contract of the type described in clauses (A) through (G) is referred to herein as a “Material Contract”.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all material obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party, except which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (q) Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Stockholders’ Meeting, and any other document to be filed with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
          (r) Real Property. Neither the Company nor its Subsidiaries owns any real property. Section 5.1(r) of the Company Disclosure Letter identifies all material leases, subleases and other agreements under which the Company or its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future any real property (the “Leased Properties”). The Leased Properties are leased to the Company or its Subsidiaries pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has a good and valid leasehold interest in each of the Leased Properties free and clear of all Liens, except to the extent that any such matters do not materially interfere with the present use of any of the Leased Properties subject thereto or affected thereby. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, the Leased Properties and the business conducted thereon comply in all material respects with the terms of the applicable leases. The leases in respect of the Leased Properties are in full force and effect and neither the Company nor any of its Subsidiaries is in default thereunder and, to the Company’s Knowledge, there is no default by any of the landlords thereunder, except, in each case, for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (s) Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except that the Company has employed Jefferies Broadview as its financial advisor and the special committee of the board of directors of the Company has employed FTN Midwest Securities as its financial advisor, and true and correct copies of the engagement letters with these financial advisors in connection with the transactions contemplated by this Agreement have been provided to Parent.
          (t) Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the Shares is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.
          5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Section 5.2 to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company that
          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.
          (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Parent Requisite Vote”), which adoption by Parent will occur promptly following execution of this Agreement, to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (c) Governmental Filings; No Violations; Etc.
     (i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, the Exchange Act and the Canadian Approvals (collectively, the “Parent Approvals”), no notices, applications, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the actual knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (e) Financing. Parent has delivered to the Company (i) a true and complete copy of the commitment letter, dated as of the date hereof, between Parent and each of Lehman Brothers Inc., Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., J.P. Morgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (collectively, the “Debt Financing Commitment”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to cause to be provided the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) true and complete copies of the equity commitment letters, dated as of the date hereof, between Parent and each of One Equity Partners II, L.P. Oak Investment Partners XII, L.P., Rho Ventures V, L.P. and Rho Ventures V. Affiliates, L.C.C. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments will be sufficient to pay the aggregate Per Share Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.
          (f) Capitalization and the Bylaws of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent has provided to the Company prior to the Effective Time true and complete copy of the certificate of incorporation and the bylaws of Merger Sub.
          (g) Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or Merger Sub, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company could have any liability.
          (h) No Competing Businesses. As of the date hereof, Parent has no affiliates engaged in, or controls any business in, the Internet marketing services businesses except as set forth in Schedule 5.2(h) of the Parent Disclosure Letter.
          (i) Guarantee. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company its duly executed Guarantee. Each Guarantee is in full force and effect and is the valid, binding and enforceable obligation of such Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under its Guarantee.
          (j) Proxy Statement; Other Filings. None of the information supplied or provided or to be supplied or provided by Parent, Merger Sub or any of their respective affiliates for inclusion or incorporation by reference in the Proxy Statement or Other Filings will, at the time the Proxy Statement is first mailed and at the time of the Stockholders’ Meeting, and at the time of the filing of Other Filings with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any affiliate of the Company expressly for inclusion therein.
          (k) Section 203 of the DGCL. Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, and neither Parent nor Merger Sub owns (in the aggregate) 5% or more of any shares of the capital stock of the Company for purposes of Section 203 of the DGCL.
ARTICLE VI
Covenants
          6.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement and except as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective

Time, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing, (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:
     (i) adopt or propose any change in its certificate of incorporation or By-laws or other applicable governing instruments;
     (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;
     (iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 6.1(a)(iii) of the Company Disclosure Letter;
     (iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options, the settlement of Restricted Share and conversion of the Convertible Notes (and dividend equivalents thereon, if applicable) in each case which Company Options, Restricted Share or Convertible Notes were outstanding as of the date hereof or (B) the issuance of shares of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;
     (v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $1 million in the aggregate;
     (vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

     (vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise of Company Options or the settlement of Restricted Share in accordance with the terms of the applicable plan);
     (viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business;
     (ix) except as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $1 million in the aggregate;
     (x) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or applicable Law;
     (xi) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the compromise, settlement, payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice which in any event does not exceed in any individual case $500,000 or an aggregate of more than $2 million;
     (xii) other than in the ordinary course of business and consistent with past practice, make or change any material Tax election or settle or compromise any material Tax liability and except as are not, individually or in the aggregate, material to the business or the Company and its Subsidiaries, taken as a whole, except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended June 30, 2005;
     (xiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement and set forth in Section 6.1(a)(xiii) of the Company Disclosure Letter;
     (xiv) except as required pursuant to Contracts in effect prior to the date of this Agreement, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or benefits to or increase the compensation or make any new equity awards to any director, officer or other employee of the Company or any of its Subsidiaries, except for increases of non-equity compensation to non-director and non-officer employees in the ordinary course of business consistent with past practice, or (B) establish, adopt, terminate or materially amend any Benefit Plan (other than routine changes to welfare plans for 2007);
     (xv) change in any material respect its debt collection practices; or
     (xvi) agree, authorize or commit to do any of the foregoing.
          (b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or, solely in connection with the acquisition of an interest in an Internet marketing services business, delay in a material respect the consummation of the Merger.
          6.2. Acquisition Proposals. (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EDT) on April 16, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from (and only from), in each case, “strategic” (as opposed to “financial”) potential buyers (the “Strategic Buyers”; provided, however, that no “strategic” buyer shall be deemed to be a “financial” buyer solely because it is owned or controlled by any financial buyer, any private equity firm, any hedge fund or any other investment company or fund so long as such buyer is a bona fide strategic buyer) (including by way of providing access to non-public information pursuant to one or more confidentiality agreements on customary terms (provided that the Company at least concurrently provides to Parent any non-public information provided to such Strategic Buyer which was not previously provided to Parent)); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal), (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Strategic Buyer or group of strategic buyers regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from a Strategic Buyer and (iii) otherwise cooperate with or assist in, or facilitate, any effort or attempt by a Strategic Buyer to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from a Strategic Buyer.
          (b) Subject to Sections 6.2(a), 6.2(c), 6.2(d), 6.2(e) and 6.2(f), from the date hereof until the time the Company Requisite Vote is obtained or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (including by way of providing access to non-public information), (ii) engage in or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (iii) otherwise knowingly facilitate any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; provided, however, that in each case of b(i), b(ii) and b(iii) except for any Acquisition Proposal submitted by an Excluded Party; provided, further, that to take any of the actions described in Section 6.2(d)(i) or (ii) with respect to an Excluded Party, the Company shall comply with the terms of Section 6.2(d).
          (c) Subject to Sections 6.2(a), 6.2(d) and 6.2(f), on the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons, other than Parent and its affiliates, conducted prior to the date hereof by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal. Subject to Sections 6.2(d) and 6.2(f), on the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons, other than Parent and its affiliates, conducted prior to the No-Shop Period Start Date by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal, except with respect to any written Acquisition Proposal from a Strategic Buyer (i) received prior to the No-Shop Period Start Date and (ii) with respect to which the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal (any such Person submitting such an Acquisition Proposal, an “Excluded Party”), provided that such determination of the board of directors of the Company shall be made no later than the later of (A) the No-Shop Period Start Date and (B) the business day following the date on which the Company received such Excluded Party’s written Acquisition Proposal (it being understood that following the No-Shop Period Start Date until such time as the board of directors of the Company determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-

Excluded Party pursuant to Section 6.2(d)). The Company shall promptly inform its Subsidiaries and its and their Representatives of the obligations under this Section 6.2(c).
          (d) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.2(a), prior to the time the Company Requisite Vote is obtained, the Company may (i) provide information in response to a request therefor by a Person (including any Excluded Party) who has after the date hereof made a bona fide written Acquisition Proposal if (x) the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms at least as restrictive as the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal) and (y) the Company at least concurrently provides to Parent any non-public information provided to such Person which was not previously provided to Parent or (ii) engage or participate in any discussions or negotiations with any Person (including any Excluded Party) who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each case (A) the Company has not breached this Section 6.2, (B) prior to taking any action described in clause (d)(i) or (d)(ii) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (C) in each such case referred to in clause (d)(i) or (d)(ii) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (D) the Company has provided Parent with written notice of its intention to take any such action prior to or concurrently with taking such action.
          (e) Subject to Section 6.2(f), the board of directors of the Company shall not:
     (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (a “Change of Recommendation”) unless failure to do so (prior to obtaining the Requisite Stockholder Vote) would be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law, provided that in the event of a Change of Recommendation (A) the Company shall have provided prior written notice to Parent at least five calendar days (or in the case of a Superior Proposal three calendar days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Change of Recommendation Notice Period”), of its intention to effect such Change of Recommendation, which notice shall specify the material reasons for such Change of Recommendation, and, in the case of a Change of Recommendation in connection with a Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal including the identity of the party making such proposal and shall have contemporaneously provided a copy of the proposed definitive transaction agreement with the party making such Superior Proposal and other material related documents (the “Alternative Acquisition Agreement”) (if applicable) and (B) prior to effecting such Change of Recommendation, the Company shall, and shall cause its financial and legal advisors to, during the Change of Recommendation Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement so that failure to effect such Change of Recommendation would not be inconsistent with the fiduciary duty of the board of directors of the Company; or
     (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.
          (f) Notwithstanding anything to the contrary set forth in Section 6.2(e), prior to the time the Company Requisite Vote is obtained, if the Company receives a bona fide Acquisition Proposal which the board of directors of the Company concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 6.2(f), the board of directors of the Company may (prior to obtaining the Requisite Stockholder Vote) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, provided that the Company shall not terminate this Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee, as required by Section 8.5(b); and provided, further, that the board of directors of the Company shall not terminate this Agreement pursuant to the foregoing clause unless (A) the Company shall not have materially breached this Section 6.2 and (B) the Company shall have provided prior written notice to Parent, at least five calendar days (or three calendar days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Termination Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the Alternative Acquisition Agreement; and (C) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Termination Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
          (g) The Company agrees that it will, from and after the No-Shop Period Start Date, promptly (and, in any event, within 48 hours) notify Parent orally and in writing if any proposals or offers with respect to an Acquisition Proposal are received on or after the date hereof by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Subsidiaries or its or their Representatives indicating, in such notice, the identity of such person making such request and the material terms and conditions of any proposals or offers (including copies of any written communication received with respect thereto) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.
          (h) For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
          (i) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made in writing involving more than 50% of the assets (on a consolidated basis) or the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement, in each determination, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal.
          (j) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company), provided that any such disclosure that has the effect of withdrawing, qualifying or modifying in a manner adverse to Parent the Company Recommendation with respect to the Merger shall be deemed to be a “Change of Recommendation”.
          6.3. Proxy Statement. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, the Proxy Statement in preliminary form relating to the Stockholders Meeting. The Company will provide to Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          6.4. Stockholders Meeting. The Company will take, in accordance with applicable Laws and its certificate of incorporation and by-laws, all reasonable action necessary to convene a meeting of the holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such adoption and shall take all reasonable lawful action to solicit such adoption of this Agreement, provided that if any of the foregoing actions would be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Laws, the board of directors of the Company may, subject to compliance with Section 6.2(e)(i), effect a Change of Recommendation. Unless this Agreement shall have been terminated in accordance with Section 8.1, 8.2, 8.3 or 8.4, the Company shall submit this Agreement to its stockholders at the Stockholders Meeting even if its board of directors shall have effected a Change of Recommendation.
          6.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

          (b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
          (c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
          (d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

          (e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) of this Section 6.5(e) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:
     (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;
     (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit or materially delay consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company (after the Effective Time) or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit or materially delay consummation of the Merger by any Government Antitrust Entity; and
     (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay or restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

          6.6. Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records including tax returns and the work papers of the Company’s independent auditors and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. Notwithstanding the foregoing, for purposes of this Section 6.6, Parent’s officers and other authorized Representatives shall direct all requests for information or access to the employees, properties, books, contracts and records including tax returns and work papers of the Company’s independent auditors, inquiries and investigation pursuant to this Section 6.6 to the General Counsel of the Company or other Persons designated by the Company only who shall upon prior written notice schedule and coordinate such request, inquiries and investigation, and neither Parent’s officers nor any of Parent’s Representatives shall (A) knowingly have any discussions with any of the vendors, landlords/sublandlords, tenants/subtenants, licensees or customers of the Company or any of its Subsidiaries with respect to such parties’ relationship with the Company or any of its Subsidiaries or the transactions contemplated hereby, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed or (B) perform any onsite investigation (including any onsite environmental investigation or study) without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Company shall be entitled to have its Representatives present at all times during any such inspection. All such information shall be governed by the terms of the Confidentiality Agreement.
          6.7. NASDAQ De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
          6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.
          6.9. Employee Benefits. (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries will be provided with (i) base salary and bonus opportunities (including annual and long-term cash bonus opportunities) that are no less than the base salary and bonus opportunities (excluding equity-based incentives) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension (other than benefits under the Supplemental Executive Retirement Plan (the “SERP”)) and welfare benefits and perquisites that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company Executive Termination Benefits Policy or similar severance benefits plans for the employees of the Company and its Subsidiaries who are eligible for such benefits under the terms of those severance benefits plans.
          (b) Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility and vesting and in the case of vacation or severance plans benefit accrual thereunder, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).
          (c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Disclosure Letter.
          (d) Immediately prior to the Effective Time, the Company will pay each participant in the Company’s Management Incentive Plan and Long-Term Incentive Plan (the “Incentive Plans”) who remains employed through the Effective Time for the year in which the Effective Time occurs an amount equal to the product of (x) the incentive awards earned by such participant for the year in which the Effective Time occurs under the Incentive Plans (assuming a full year of performance) as reasonably determined by the Company and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is 365. Following the payment of pro rata incentive awards as provided in the preceding sentence (the “Pro Rata Awards”), Parent will cause the Surviving Corporation to (A) maintain such

Incentive Plans for the remainder of year in which the Effective Time occurs on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for such year and (B) pay incentive awards within two (2) months following the end of such year in an amount equal to the excess, if any, of (i) the incentive awards which would have been earned by the participants for the entire calendar year under the Incentive Plans described in clause (A) above over (ii) any Pro Rata Awards previously paid in respect of such year. The Company shall be permitted, prior to the Effective Time, (I) to pay incentive awards for fiscal year 2007 in an amount equal to the incentive awards earned by participants for fiscal year 2007 earned in accordance with the respective plans and (II) with the consent of Parent, which shall not be unreasonably withheld, delayed or conditioned, to establish, but not thereafter modify (without the consent of Parent, which shall not be unreasonably withheld, delayed or conditioned), performance targets, maximums and performance goals for fiscal year 2008 in the ordinary course of business consistent with past practice. Parent hereby acknowledges and agrees that until the second anniversary of the Effective Time those employees who, at the Effective Time are participants in the Executive Termination Benefits Policy (the “ETBP”) and the SERP, shall, in the event their employment is terminated during that period, be entitled to no less than the benefits they would have received had the employment been terminated at the Effective Time (calculated in the case of the SERP as if they were at least age 55 at the Effective Time), in accordance with the terms of the ETBP and the SERP, respectively.
          (e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Stock Plan and Benefit Plan will occur upon the Effective Time.
          (f) The provisions of this Section 6.9 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Parent, the Company or any Subsidiary of the Company to amend, modify or terminate any such employee benefit plan, nor shall this Section 6.9 be construed to limit the right of Parent, the Company or any Subsidiary of the Company to terminate any employee’s employment or, except as specifically provided herein, to modify the terms and conditions of any employee’s employment.
          6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5 and Section 6.14(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

          6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries in their capacity as such and not as stockholders or option holders of the Company (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. The Surviving Corporation shall also pay expenses (including attorneys’ fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent permitted by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
          (b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A and Side B coverage parts (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11.
          (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
          (e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts (which are disclosed in Section 6.11(e) of the Company Disclosure Letter) or Laws. Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Part as provided in the certificate of incorporation or by-laws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.
          6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
          6.13. Parent Vote. Promptly after execution of this Agreement by the parties hereto, Parent will cause a written consent to be executed by each of the record holders of the stock of Merger Sub to adopt and approve this Agreement in accordance with Section 228 and 251 of the DGCL.
          6.14. Financing. (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary,

proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to Parent that would not adversely impact the ability or likelihood of Parent or Merger Sub to consummate the transactions contemplated hereby and (iv) consummate the Financing at or prior to the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that are not materially less beneficial to Parent, Merger Sub and the Company than those in the Debt Financing Commitment in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.
          (b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing, including using reasonable best efforts to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates or documents (other than legal opinions) as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and (iv) furnish Parent and Merger Sub with financial and other pertinent information regarding the

Company as may be reasonably requested by Parent; provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.
          (c) Parent acknowledges and agrees (i) that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent of the proceeds of the Financing Commitments and (ii) that any failure by Parent to have available, on the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, provided that the Company’s officers certificates referenced in Sections 7.2(a) and 7.2(b) would otherwise be able to be delivered if the Closing were to occur on such second business date) shall be satisfied or waived in accordance with the Agreement, all funds necessary to consummate the Merger shall constitute a breach by Parent of this Agreement.
          6.15. Treatment of Senior Notes. (a) The Company shall use its reasonable best efforts to commence, promptly after the receipt of a written request from Parent to do so and the receipt of the Offer Documents from Parent, an offer to purchase and related consent solicitation with respect to the outstanding aggregate principal amount of the Company’s outstanding 9-1/4% Senior Subordinated Notes due 2014 (collectively, the “Senior Notes”) on the terms and conditions specified by Parent (collectively, the “Debt Offer”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offer shall be conditioned on the consummation of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations and the Company shall not be required to commence any Debt Offer until the No-Shop Period Start Date. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offer. With respect to the Senior Notes, if requested by Parent in writing, in lieu of commencing a Debt Offer (or in addition thereto), the Company shall, to the extent permitted by the Senior Notes indenture, as amended or supplemented (the “Senior Notes Indenture”), take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such Senior Notes pursuant to the applicable provisions of the Senior Notes Indenture, and shall repurchase or satisfy and/or discharge and/or defeasance, as applicable, such Senior Notes in accordance with the terms of the Senior Notes Indenture at the Effective Time, provided that to the extent that any action described in the foregoing clause can be conditioned on the occurrence of the Effective Time, it will be so conditioned, and provided, further, that the Company shall not be required to take any of the actions described in the foregoing clause that cannot be conditioned on the occurrence of the Effective Time, unless prior to or concurrently with taking such action, Parent shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the Senior Notes Indenture sufficient funds to effect such repurchase or satisfaction or discharge. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offer (other than that the Merger shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offer) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offer or make any changes to the Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company’s Subsidiaries need make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Senior Note payable in the Debt Offers or related consent solicitation or imposes conditions to the Debt Offers or related consent solicitation that are adverse to the holders of the Senior Notes, in each case, if the making of any such change by the Company or any of its Subsidiaries would (i) breach any of the Company’s or any of its Subsidiaries’ obligations under, or violate any provision of, the Senior Notes Indenture and other documents governing the Senior Notes or (ii) violate any applicable Law, unless such change is previously approved by the Company in writing.
          (b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture to the Senior Notes Indenture, which supplemental indenture shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Senior Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer using funds provided by or at the direction of Parent.
          (c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Offer Documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents (provided that the Company’s and its Subsidiaries’ cooperation shall be limited to matters that Parent cannot accomplish without additional cost or delay without the assistance of the Company or its Subsidiaries). The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Senior Notes in connection with the Debt Offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other hand, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Senior Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.15, the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offer and such compliance will not be deemed a breach hereof.
          (d) In connection with the Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company and its Subsidiaries, for and against any loss or incurred by them in connection with the Debt Offers (other than arising from information provided by the Company and its Subsidiaries that was materially incomplete or inaccurate).
          6.16. Convertible Notes. The Company shall (i) take all necessary action to enter into a supplemental indenture prior to the Effective Time with Deutsche Bank Trust Company Americas, as trustee, pursuant to the indenture dated as of September 30, 2003 (the “Convertible Notes Indenture”) for the Convertible Notes to provide that on and after the Effective Time the Convertible Notes will be convertible only into cash in an amount equal to the amount that the holders of the Convertible Notes would be entitled to receive in the Merger if they had validly converted their Convertible Notes into Shares immediately prior to the Effective Time, in accordance with Section 9.4 of the Convertible Notes Indenture; (ii) in accordance with Section 9.6 of the Convertible Notes Indenture, cause to be filed with the Conversion Agent and the Trustee (each as defined in the Convertible Notes Indenture) and cause to be given to the holders of the Convertible Notes, the notice required by such section at least fifteen (15) days prior to the Effective Time, and (iii) in accordance with Section 5.1(c) of the Convertible Notes Indenture, deliver to the Trustee an officers certificate and an opinion of counsel, each stating that the Merger and the supplemental indenture referred to in clause (i) of this Section 6.16 comply with Article 5 of the Convertible Notes Indenture and that all conditions precedent set forth in the Convertible Notes Indenture relating to the Merger have been satisfied.

          6.17. Rule 16b-3. The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VII
Conditions
          7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Laws and the certificate of incorporation and By-laws of the Company.
          (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (ii) clearance under the Competition Act (Canada) has been granted; (iii) approval of the Minister of Finance (Canada) to the extent required under the Bank Act of Canada has been granted; and (iv) all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company and Parent shall have been made or obtained (as the case may be), other than any immaterial Governmental Consents the failure of which to make or obtain would not subject any Person to risk of criminal liability.
          (c) Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).
          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) The Company’s representations and warranties contained in Section 5.1(a) (Organization, Good Standing and Qualification), 5.1(c) (Corporate Authority; Approval and Fairness), 5.1(j) (Takeover Statute) and 5.1(s) (Brokers and Finders) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such date; (ii) the Company’s representations and warranties contained in Section 5.1(b) (Capital Structure) (subject to de minimis deviations) and Section 5.1(f)(i) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of such date; (iii) the representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 7.2(a)(i) and 7.2(a)(ii) above) shall be true and correct in all respects (determined without regard to any materiality or “Company Material Adverse Effect” qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that, in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (determined without regard to any materiality qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that, in the aggregate, would not have and would not reasonably be expected to prevent Parent from consummating the Merger and performing its obligations under this Agreement; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
          (c) Solvency Certificate. Parent shall have delivered to the Company a solvency certificate substantially similar in form and substance to the solvency certificate that Parent delivers to the lenders pursuant to the Debt Financing Commitment or any agreements entered into in connection with the Debt Financing.
ARTICLE VIII
Termination
          8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.
          8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:
          (a) the Merger shall not have been consummated by the eight-month anniversary of the date hereof, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Termination Date;
          (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or
          (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a));
provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

          8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:
          (a) at any time prior to the time the Company Requisite Vote is obtained in accordance with and subject to the terms and conditions of Section 6.2(f);
          (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date, provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; or
          (c) if Parent or Merger Sub fails to consummate the Merger on the second business day following the day on which the last of the conditions set forth in Sections 7.1 and 7.2 (excluding conditions that, by their nature are to be satisfied at the Closing, provided that the Company’s officers certificates referenced in Sections 7.2(a) and 7.2(b) would otherwise be able to be delivered if the Closing were to occur on such second business date) are satisfied or waived.
          8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:
          (a) the board of directors of the Company shall have (A) made a Change of Recommendation, (B) recommended to the stockholders of the Company an Acquisition Proposal other than the Merger or (C) the board of directors of the Company shall have failed to include the Company Recommendation in the Proxy Statement; or
          (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date, provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.
          8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates);

provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.
          (b) In the event that:
     (i) after the date of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company, any of its Subsidiaries or any of its stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to (x) with respect to any termination pursuant to Section 8.2(b), the date of the Stockholders Meeting at which the vote on the Merger is held, (y) with respect to any termination pursuant to Section 8.2(a), the Termination Date and (z) with respect to any termination pursuant to clause (B) below, such breach by the Company) and thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b) or (B) by Parent pursuant to Section 8.4(b) as a result of a willful and material breach by the Company of any of its agreements set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.14(b), 6.15 and/or 6.16 of this Agreement;
     (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or is terminable by Parent pursuant to Section 8.4(a) when otherwise terminated; or
     (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);
then the Company shall promptly (but in no event later than five (5) days after the date of such termination) pay Parent the Termination Fee (provided, however, that the Termination Fee to be paid pursuant to clause (iii) of this Section 8.5(b) shall be paid as set forth in Section 6.2(f) payable by wire transfer of same day funds; provided, further, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within twelve (12) months of such termination the Company or any of its Subsidiaries shall have consummated an Acquisition Proposal (substituting “25%” for “15%” in the definition thereof)). Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy against the Company and any of its Subsidiaries and the Company’s and any of its Subsidiaries’ Representatives with respect to any and all breaches of any representation, warranty, covenant or agreement of this Agreement or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement

(other than a willful and material breach by the Company of Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.14(b), 6.15 and/or 6.16). For purposes of this Agreement, “Termination Fee” means (i) $17,500,000, in the event that this Agreement is terminated by (A) the Company pursuant to Section 8.3(a) and the Company enters into an Alternative Acquisition Agreement with an Excluded Party during the period beginning on the date hereof and ending on the No-Shop Period Start Date or (B) Parent pursuant to Section 8.4(a) in a circumstance in which the event giving rise to the right of termination is (x) a Change of Recommendation, (y) the recommendation by the board of directors of the Company to the stockholders of the Company of an Acquisition Proposal other than the Merger or (z) the failure of the board of directors of the Company to include the Company Recommendation in the Proxy Statement, each having occurred during the period beginning on the date hereof and ending on the No-Shop Period Start Date in response to a Superior Proposal by an Excluded Party received during such period, and (ii) $22,500,000 in all other circumstances.
          (c) In the event of termination of this Agreement pursuant to Section 8.3(c), Parent shall promptly (but in no event later than two (2) business days after the date of such termination) pay, or cause to be paid, to the Company an amount equal to $17,500,000 (the “Parent Fee”). Parent’s payment in full of the Parent Fee pursuant to this Section 8.5(c) shall be the sole and exclusive remedy of the Company for damages against Parent, Merger Sub and the Guarantors and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event the Parent Fee becomes payable and is paid, or caused to be paid by Parent, pursuant to this Section 8.5(c), the Parent Fee shall be the Company’s sole and exclusive remedy under this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $17.5 million in the aggregate, less the amount of any Parent Fee paid, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
          (d) In the event of termination of this Agreement pursuant to Section 8.2(b), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses, not to exceed $4 million in the aggregate. “Expenses” include all documented reasonable and actual out-of-pocket expenses (including fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf and payable by Parent in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement. Payment of Parent’s Expenses pursuant to this Section 8.5(d) shall be made no later than five (5) business days after delivery to the Company of notice of demand for payment after such termination and a documented itemization setting forth in reasonable detail all such Expenses (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after such termination, provided that payment of such supplemented amount shall be made no later than five (5) business days after delivery to the Company of such supplemented notice). In the event that the Termination Fee subsequently becomes payable, the amount of the Termination Fee shall be reduced by the amount of expenses previously and actually paid by the Company to Parent pursuant to this Section 8.5(d).
          (e) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or 8.5(d) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or 8.5(d) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
ARTICLE IX
Miscellaneous
          9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
          9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
          9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

          9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or a federal court located in the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement, except for the Company’s right to enforce Parent to perform its obligation under Section 8.5(c) to pay the Company the Parent Fee.
          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier, or by facsimile:
If to Parent or Merger Sub:
Velo Holdings, Inc.
c/o One Equity Partners II, L.P.
320 Park Avenue
18th Floor
New York, NY
Attention: James Koven
                Daniel Selmonosky
                Christian Ahrens
fax: (212) 277-1533
with a copy to
Dechert LLP
Cira Centre
2929 Arch Street, 4th Floor
Philadelphia, PA 19104-2808
Attention: Carmen Romano
               Derek Winokur
fax: (215) 994-2222
If to the Company:
Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850
Attention: George Thomas

fax: (203) 674-7014
with a copy to
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
Attention: Keith A. Pagnani
fax: (212) 558-3588
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated January 3, 2007, between Parent and the Company and the related letter agreements (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
          9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
          9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.
          9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
          9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
          9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.
          9.15. Restructuring. Notwithstanding anything else contained in this Agreement, at any time prior to the Closing, Merger Sub may merge with and into Parent, with Parent as the Surviving Corporation (the “Structural Merger”) in which event the parties hereto agree to amend this Agreement to reflect that the Merger shall be effected by a direct merger of Parent, as the surviving corporation of the Structural Merger, with and into the Company, with the Company as the surviving corporation, provided that the provisions of this Agreement, and the rights and remedies of the parties hereunder shall otherwise remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VERTRUE INCORPORATED

By	/s/ George W. M. Thomas
Name: George W. M. Thomas
Title: Senior Vice President and General Counsel

VELO HOLDINGS INC.

By	/s/ James Koven

Name: James Koven
Title: Vice President and Secretary

VELO ACQUISITION INC.

By	/s/ James Koven

Name: James Koven
Title: Vice President and Secretary

ANNEX A
DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.2	(e)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1	(c)(i)
Benefit Plans	5.1	(h)(i)
business day	1.2
By-laws	2.22.1
Canadian Approvals	5.1	(d)(i)
CBA	5.1(m)
Certificate	4.1(a)
Change of Recommendation	6.2	(e)(i)
Change of Recommendation Notice Period	6.2	(e)(i)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Approvals	5.1	(d)(i)
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1	(e)(i)
Company Requisite Vote	5.1	(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Convertible Notes	5.1(b)
Convertible Notes Indenture	6.16
Costs	6.11(a)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitment	5.2(e)
Debt Offer	6.15(a)
Delaware Certificate of Merger	1.3
Dissenting Stockholders	4.1(a)
Expenses	8.5(d)

A-1

Terms	Section
Effective Time	1.3
Employees	5.1	(h)(i)
Environmental Law	5.1(k)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
ERISA	5.1	(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
ETBP	6.9(d)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Party	6.2(c)
Excluded Share(s)	4.1(a)
Financing	5.2(e)
Financing Commitments	5.2(e)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.5	(e)(i)
Governmental Consents	7.1(b)
Governmental Entity	5.1	(d)(i)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substance	5.1(k)
HSR Act	5.1	(d)(i)
Incentive Plans	6.9(d)
Indemnified Parties	6.11(a)
Indemnified Party	6.11(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(viii)
IRS	5.1	(h)(i)
Knowledge	5.1(g)
Laws	5.1(i)
Leased Properties	5.1(r)
Licenses	5.1(i)
Lien	5.1(b)
Material Contract	5.1	(p)(i)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
NASDAQ	5.1	(d)(i)
Non-U.S. Benefit Plans	5.1	(h)(i)
No-Shop Period Start Date	6.2(a)
Offer Documents	6.15(b)
Order	7.1(c)
Other Filings	5.1(q)
Parent	Preamble

A-2

Terms	Section
Parent Approvals	5.2 (c)(i)
Parent Disclosure Letter	5.2
Parent Fee	8.5 (c)
Parent Requisite Vote	5.2 (b)
Paying Agent	4.2 (a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1 (a)
Person	4.2 (d)
Pro Rata Awards	43
Proxy Statement	5.1 (q)
Representative	6.2 (a)
Restricted Share	4.3 (b)
SEC	5.1 (e)(i)
Securities Act	5.1 (e)(i)
Senior Notes	6.15 (a)
Senior Notes Indenture	6.15 (a)
SERP	6.9 (a)
Share(s)	4.1 (a)
Significant Subsidiary	5.1 (a)
Stock Plans	5.1 (b)
Stockholders Meeting	6.4
Strategic Buyers	6.2 (a)
Structural Merger	9.15
Subsidiary	5.1 (a)
Superior Proposal	6.2 (i)
Surviving Corporation	1.1
Takeover Statute	5.1 (i)
Tax	5.1 (l)
Tax Return	5.1 (l)
Taxes	5.1 (l)
Termination Date	8.2 (a)
Termination Fee	8.5 (b)
Termination Notice Period	6.2 (f)
U.S. Benefit Plans	5.1(h)(ii)

A-3